UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33016	68-0629883
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 2700
Houston, Texas  77002
(Address of principal executive offices, including zip code)

(281) 408-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Limited Liability Company Agreement of Eagle Rock Energy G&P, LLC, a Delaware limited liability company (the “Company”), the general partner of Eagle Rock Energy GP, L.P., the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”), provides that one Class III director (the “Class III NGP Appointed Director”) shall be appointed by the NGP Parties (as that term is defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership) to serve on the board of directors of the Company (the “Board”) for a three-year term initially expiring at the Partnership’s 2013 Annual Meeting of Limited Partners, and the Limited Liability Company Agreement of the Company further provides that any vacancies in the Class III NGP Appointed Director position shall be filled by the NGP Representative, Eagle Rock Holdings, L.P. (“Holdings”), in its sole discretion.

On November 22, 2011, John A. Weinzierl resigned as the Class III NGP Appointed Director on the Board and a member of the Compensation Committee of the Board, to devote more time to other opportunities.  Mr. Weinzierl’s resignation was not the result of any disagreement with the Partnership.  Also on November 22, 2011, Holdings, as the NGP Representative, appointed David W. Hayes to replace Mr. Weinzierl as the Class III NGP Appointed Director for a term of office expiring at the Partnership’s 2013 Annual Meeting of Limited Partners. The Board has not appointed Mr. Hayes to any of its committees at this time.

Mr. Hayes is a Managing Director of Natural Gas Partners (“NGP”).  The Partnership has been involved in several transactions with affiliates of NGP, including Montierra Minerals & Production, L.P. (“Montierra”).

During the year ended December 31, 2010, the Partnership was reimbursed by Montierra for work performed by its employees on their behalf in an amount less than $0.1 million.   During the year ended December 31, 2010, the Partnership purchased and sold natural gas from certain companies affiliated with one or more NGP private equity funds.  During the year ended December 31, 2010, the Partnership purchased natural gas from one or more of these affiliated companies, totaling approximately $6.7 million, and sold natural gas to one or more of these affiliated companies, totaling less than $0.1 million.  During the year ended December 31, 2010, the Partnership incurred approximately $1.0 million for services performed by an affiliate of NGP, until August 2, 2010, when such affiliate-company ceased being a related party to us because NGP sold all of its interests in such company.

In connection with the Partnership’s recapitalization and related transactions in 2010, the Partnership issued 4,825,211 common units to Holdings, an affiliate of NGP, in satisfaction of the $29 million transaction fee in exchange for, among other things, Holdings’ outstanding subordinated units and incentive distribution rights.  In addition, the Partnership also acquired its general partner from Holdings for 1,000,000 common units.

On May 3, 2011, the Partnership completed the acquisition (the “Crow Creek Acquisition”) of CC Energy II L.L.C. and its subsidiaries, an NGP portfolio company, for total consideration of (i) approximately $15 million in cash, (ii) 28,753,174 common units at a negotiated price of $10.50 per unit and (iii) the Partnership’s assumption of approximately $213 million of indebtedness.  In connection with the Crow Creek Acquisition, the Partnership entered into a Registration Rights Agreement with Natural Gas Partners VIII, L.P. (“NGP VIII”) granting customary registration rights (cumulative to existing NGP registration rights) and a Voting Agreement with NGP VIII whereby NGP VIII agreed to vote the common units it acquired in the Crow Creek Acquisition in equal proportion to the manner in which all of the Partnership’s other common units are voted on a matter, subject to certain exceptions.

The Partnership entered into a Supplemental Indemnification Agreement (an “Indemnification Agreement”) with Mr. Hayes on November 22, 2011.  The Indemnification Agreement provides for indemnification coverage if a person serving the Partnership or the Company (the “Indemnitee”) becomes involved in litigation proceedings.  The Indemnitee may request advancement of expenses upon delivery of an undertaking to the Company that the Indemnitee will reimburse the Company for the expenses if it is determined that the Indemnitee is not entitled to the expenses.  The Indemnitee also may request that independent counsel determine whether the Indemnitee is entitled to indemnification.  If not requested, the disinterested Board members will make the determination of entitlement, or the Board will appoint independent counsel.  The Indemnitee is entitled to indemnification to the fullest extent of the applicable Delaware law unless the Indemnitee’s conduct was knowingly fraudulent, not in good faith or constituted willful misconduct, or, in the case of a criminal matter, was knowingly unlawful or was otherwise covered by insurance payments.  Although the indemnification obligations of the Partnership under the Indemnification Agreement are intended to be supplemental to the indemnification provided under the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), the general indemnification standard is substantively no different than that provided under the Partnership Agreement.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indemnification Agreement, the form of which is filed as Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on December 30, 2009 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

	By:	Eagle Rock Energy GP, L.P.,
its general partner

	By:	Eagle Rock Energy G&P, LLC,
its general partner

Date: November 22, 2011	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and General Counsel